UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 3, 2009

Kansas City Southern
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4717	44-0663509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

427 West 12th Street, Kansas City, Missouri		64105
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	816-983-1303

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On September 3, 2009, The Kansas City Southern Railway Company ("KCSR"), a wholly-owned subsidiary of Kansas City Southern (the "Company"), executed a Confidential Separation Agreement and Full and General Release (the "Separation Agreement") between KCSR and Scott E. Arvidson, the former Executive Vice President and Chief Information Officer of the Company and the former Executive Vice President and Chief Operating Officer of KCSR.

The Separation Agreement provides for cash payments to Mr. Arvidson totaling $336,386, less normal tax withholdings and deductions, which shall be paid monthly, in accordance with KCSR's regular payroll intervals, for a period of twelve (12) months (the "Severance Period").

In addition, the Company has agreed during the Severance Period to provide group health coverage under KCSR's group health plan to Mr. Arvidson and his eligible dependents, provided he timely elects to continue such coverage for himself and/or his eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and continues to timely pay the cost of such coverage at the rate that would be charged to an active employee with similar coverage.

In the Separation Agreement, Mr. Arvidson has agreed to release KCSR and certain other related parties from any and all claims.

The above description of the Separation Agreement is a summary and is qualified in its entirety by reference to the terms of the Separation Agreement attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibit 10.1. Confidential Separation Agreement and Full and General Release dated September 3, 2009, between The Kansas City Southern Railway Company and Scott E. Arvidson is attached hereto as Exhibit 10.1.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern

September 10, 2009	By:	/s/ Brian P. Banks

Name: Brian P. Banks
Title: Associate General Counsel & Corporate Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Confidential Separation Agreement and Full and General Release dated September 3, 2009, between The Kansas City Southern Railway Company and Scott E. Arvidson.